EXHIBIT 10.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into as of April 27, 2009, by and between TERRA INSIGHT SERVICES, INC., a New York corporation (“TIS”), TERRA ENERGY & RESOURCE TECHNOLOGIES, INC., a Delaware corporation (“TERRA”), TERRA INSIGHT TECHNOLOGIES CORPORATION, a Delaware corporation (“TITC”), and THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH, a Liechtenstein establishment (the “INSTITUTE”) (hereinafter each of TIS, TERRA, TITC, and the INSTITUTE are referred to individually as a “Party” and jointly as the “Parties”).

WHEREAS, TERRA, through its subsidiary, TIS, and previously through its subsidiary, TERRA INSIGHT CORPORATION (“TIC”), is in the business of providing services and products in connection with the identification, location, exploration and recovery of deposits of natural resources (“Terra Services”);

WHEREAS, the INSTITUTE is the owner, inventor or developer, whether independently or in conjunction with a third party, of certain proprietary technology herein referred to as Institute Technology (as defined herein), or has licensed or otherwise has rights or interests to the Institute Technology;

WHEREAS, TERRA, through its subsidiary, TIS, and previously through its subsidiary, TIC, has licensed from the INSTITUTE the Institute Technology (certain technology and know-how used in the surveying, mapping, detection, and reporting of natural resources of the Earth), which have been utilized as part of TERRA’ satellite-based sub-terrain prospecting (“STeP”) technology services offering, pursuant to that certain Technology License Agreement, dated as of December 15, 2008, by and between the INSTITUTE and TIS (the “TIS License Agreement”), and previously pursuant to that certain Second Amended and Restated Technology License Agreement of July 17, 2007, by and between the INSTITUTE and TIC, as amended by that certain letter agreement dated December 19, 2007, which amended and restated the terms of the Amended and Restated Technology License Agreement dated as of May 19, 2005, which amended and restated the terms of the Technology License Agreement dated as of January 7, 2005 (collectively, the “TIC License Agreement”) (the TIS License Agreement and the TIC License Agreement are collectively referred to herein as the “License Agreements”);

WHEREAS, the INSTITUTE has provided to TIS, and previously to TIC, certain commercial services in the use of the Institute Technology, pursuant to that certain Services Agreement, dated as of December 15, 2008, by and between the INSTITUTE and TIS (the “TIS Services Agreement”), and previously pursuant to that certain Second Amended and Restated Services Agreement of July 17, 2007, by and between the INSTITUTE and TIC, as amended by that certain letter agreement dated December 19, 2007, which amended and restated the terms of the Amended and Restated Services Agreement dated as of May 19, 2005, which amended and restated the terms of the Services Agreement dated as of January 7, 2005 (collectively, the “TIC Services Agreement”) (the TIS Services Agreement and the TIC Services Agreement are collectively referred to herein as the “Services Agreements”);

WHEREAS, TIS desires to terminate the TIS License Agreement and TIS Services Agreement, TIS desires to receive the Terra Work Product (as defined herein) in the possession of the INSTITUTE, TITC desires to acquire certain rights and interests in and to the Institute Technology from the INSTITUTE, the INSTITUTE desires to sell, convey, transfer and assign all of its rights and interests in and to the Institute Technology to TITC, and the Parties desire to set forth the rights and interests of the respective Parties and matters governing post-termination events and matters;

NOW, THEREFORE, in consideration of the premises, covenants, and obligations of the Parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows.

1.	As used herein, the terms set forth below shall have the following meanings:

“Institute Technology” shall mean the technology and/or process relating to analytical and computerized processing of satellite, cartographical, topographical, geological and geophysical information used to remotely assess natural resources content of an area, owned, invented, or developed by the INSTITUTE, whether independently or in conjunction with a third party, or for which the INSTITUTE has licensed or otherwise has rights or interests thereto, including, but not limited to, all know-how, proprietary information, processes, technique, knowledge database, data, design, drawing, apparatus (mathematical or otherwise), equipment, devices, formulas, program, software, all past, present, and future versions thereof, including all beta versions, and technology, whether patented or unpatented, patentable or unpatentable, all patents, patent applications, and trade secrets related thereto, all proprietary, common law, and/or statutory intellectual property rights, whether in oral, written, graphic, or electronic form, and any and all other proprietary rights of any kind whatsoever related thereto. The term Institute Technology, as used herein, is further supplemented by the description and/or information set forth in the Institute Technology Schedule.

“Institute Documentation” shall mean any and all drawings, writings, documents, blueprints, data, papers, reports, test results, evaluations, plan, studies, instructions, manuals, user guides, computer software, computer code, formulas and formulations describing or regarding the Institute Technology or any part thereof, or related to the ownership, licensing, utilization and/or exploitation of the Institute Technology, created or developed or caused to be created or developed by the INSTITUTE, or licensed by the INSTITUTE, and all patents, patent applications, copyrights, and copyright applications relating thereto.

“Confidential Information” shall mean, collectively, the Institute Technology, including Derivatives and Improvements, and the Institute Documentation.

“Derivatives” shall mean any or all translation (including translation into other human or computer languages), portation, modification, correction, addition, extension, upgrade, update, enhancement, revision, new version, improvement, compilation, abridgement, or other form in which the Institute Technology may be recast, transformed, or adapted, including any products, systems or other items which provide comparable or enhanced functionality whether or not specifically based on or derived from Institute Technology.

“Improvement” shall mean any and all improvements, changes, or modifications in the Institute Technology or the Institute Documentation, or any improvement, change or modification in the mode of using the Institute Technology or the Institute Documentation.

“Terra Work Product” shall mean any and all reports, maps, layouts, matrixes, diagrams, data, analysis, profile modeling, photographs, images, reproductions, simulations, forecasts, studies, interpretations, assessments, plans, determinations, recommendations, and/or reports generated, prepared, assembled, compiled, or otherwise obtained in any way or manner in connection with or related to a service performed by the INSTITUTE for, or on behalf of, TIS, TIC, or TERRA or any of its or their related entities, or requested by TIS, TIC, or TERRA or any of its or their related entities, or any customer introduced by TIS, TIC, or TERRA or any of its or their related entities to the INSTITUTE or by the INSTITUTE to TIS, TIC, or TERRA or any of its or their related entities. The Terra Work Product is and has been at all times the exclusive property of TIS, TIC and/or TERRA. The Terra Work Product is confidential and proprietary property of TIS, TIC and/or TERRA, and are “TIS Confidential Information” and “TIC Confidential Information” as such terms are utilized in the License Agreements.

“Third Party Rights” shall mean all rights or interests to the Institute Technology that are owned by a third party for which the INSTITUTE has licensed or otherwise has rights or interests thereto.

2.     Subject to the terms and conditions of this Agreement, the TIS License Agreement and the TIS Services Agreement shall be hereby terminated, except for any provisions relating to confidential treatment of proprietary information and enforcement thereof which provisions shall survive.

3.     The INSTITUTE represents, warrants and covenants to TIS, TERRA, and TITC that, as of the date of this Agreement and during the relevant license terms of the License Agreements: (a) the INSTITUTE is, and has been, the owner of all worldwide right, title and interest in and to any and all aspects of the Institute Technology, which it licensed to TIS and/or TIC pursuant to the License Agreements; (b) the INSTITUTE is the sole inventor or developer of the Institute Technology; (c) the Institute Technology does not infringe any existing patent, copyright, trademark, service mark, trade name, trade secret, patent, or other intellectual property right of any third person, firm, corporation or other entity; (d) the Institute Technology is free and clear of any and all encumbrances and/or liens of any nature whatsoever; (e) the Institute Technology and the Institute Documentation are secret and have not been published or revealed to anyone; (f) the INSTITUTE is the owner of the Institute Technology with the right and power to enter into this Agreement and the right and power to grant, sell, assign and transfer the Institute

Technology; (g) the INSTITUTE’s performance of this Agreement does not conflict with any other agreement to which the INSTITUTE is bound; (h) the INSTITUTE has not sold, granted, assigned or transferred to any third person, firm, corporation or other entity any right, license or privilege related to the Institute Technology and/or the Institute Documentation; (i) the INSTITUTE’s performance of the License Agreements and Services Agreements did not conflict with any other agreement to which the INSTITUTE is or was bound and, while performing the License Agreements and Services Agreements, the INSTITUTE did not knowingly enter into any agreements with third parties that are or were in conflict with License Agreements and Services Agreements or which would impair the ability of the INSTITUTE to perform the License Agreements and Services Agreements; and (j) the INSTITUTE has not filed or caused to be filed applications for letters patent or copyrights or obtained in its name, or caused to be obtained in the name of others, any patents or copyrights in the United States or elsewhere in respect of the Institute Technology and the Institute Documentation, or any process, material or apparatus in any way similar thereto.

4.     TIS hereby acquires, and the INSTITUTE hereby provides, conveys, transfers, and assigns to TIS all Terra Work Product, which the Parties acknowledge is and has been the property of TIS and/or TIC (collectively hereinafter referred to as the “Work Product Rights”), and, in connection with the Terra Work Product, TITC hereby acquires, and the INSTITUTE hereby provides, conveys, transfers, and assigns to TITC all of the Institute Technology related to the Terra Work Product, including all Derivatives and Improvements, and Institute Documentation, as has been utilized in connection with services rendered pursuant to the Services Agreement, and including any and all Third Party Rights to the extent that the INSTITUTE has any rights thereto (collectively hereinafter referred to as the “TITC Rights”) (collectively hereinafter the Work Product Rights and the TITC Rights are referred to as the “Terra Rights”). Upon the execution of this Agreement, other than as specified herein to fulfill its obligations under this Agreement, the INSTITUTE will retain no right or interest to the Terra Rights. The INSTITUTE has no license or other rights to the Terra Rights. In connection with, and in furtherance of, the Terra Rights, the INSTITUTE shall, without charge, furnish to TITC or its nominee(s) all information and documents regarding the Institute Technology and the Institute Documentation, orally, in writing and by practical demonstration as the occasion requires as shall be sufficient to enable competent technical personnel of TITC or its nominee(s) to understand, apply and utilize the Institute Technology. In connection with, and in furtherance of, the Terra Rights, the INSTITUTE shall, without charge, make available its personnel familiar with the Institute Technology and the Institute Documentation to render such services in a consulting or full time employment capacity to TITC or its nominee(s) and its or their advisors at such times and places as TITC or its nominee(s) shall reasonably request as in its or their reasonable judgment may be necessary or advisable in order to instruct TITC or its nominee(s) and its or their technical personnel and advisors in the application of Institute Technology and the Institute Documentation. TITC, TERRA, and/or TERRA is its or their nominee(s) are permitted to engage the services of all persons or entities previously utilized by the INSTITUTE in connection with the Institute Technology, whether or not identified in the Institute Personnel Schedule, without the need for any prior permission or approval of the INSTITUTE, and the INSTITUTE agrees to assist and facilitate the usage of such personnel or entities by TITC, TERRA and/or TERRAits or their nominee(s).

5.     The INSTITUTE represents, warrants and covenants to TIS, TERRA, and TITC that: (a) a detailed description of the Institute Technology is set forth in the Institute Technology Schedule furnished to TITC in connection with or in furtherance of this Agreement; (b) all of the Institute Documentation is set forth in the Institute Documentation Schedule furnished to TITC connection with or in furtherance of this Agreement; (c) a complete list of the employees, scientists, third party vendors, contractors, and other persons or entities that the INSTITUTE has utilized in connection with the Institute Technology is set forth in the Institute Personnel Schedule furnished to TITC connection with or in furtherance of this Agreement. Each of TITC and TERRA may, in its sole discretion, permit the INSTITUTE to supplement, or otherwise provide, subsequent to the execution of this Agreement, certain information and/or documents that could or should have been furnished in the Schedules referenced herein.

6.     Subject to the terms hereof, and receipt by TIS, TERRA, and TITC of the deliverables from the INSTITUTE referenced herein to the reasonable satisfaction of TIS, TERRA, and TITC, and as considerations for the INSTITUTE’s agreements herein, the INSTITUTE is entitled to an aggregate of 1,000,000 restricted shares of common stock of TERRA (the “Terra Stock”) and warrants to purchase 1,000,000 restricted shares of common stock of TERRA, exercisable for three years from the date of this Agreement at $0.05 per share (the “Terra Warrants”) (collectively, the Terra Stock and Terra Warrants are referred to as the “Terra Securities”). Payment of the Terra Securities is to be deliverable to the INSTITUTE upon the INSTITUTE’s delivering the Terra Rights and other deliverables specified herein.

7.     The INSTITUTE agrees not to conduct any business operations that utilize any Terra Rights, or act in any manner that is competitive, directly or indirectly, with the business operations of TIS, TERRA, and TITC relating to the Terra Rights, or otherwise own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by TIS, TITC, and/or TERRA relating to the Terra Rights. The Terra Rights are the sole and exclusive property of TIS, TITC, and/or TERRA. The INSTITUTE has no license or other rights to the Terra Rights.

8.     Each Party agrees not to disclose any Confidential Information provided in connection with or in furtherance of this Agreement without the written consent of the Party owning the Confidential Information, and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the Confidential Information with any third party for any reason whatsoever except as required by court order. Without limiting the scope of this duty, each Party agrees to limit its internal distribution of the Confidential Information only on a “need to know” basis, and to take steps to ensure that the dissemination is so limited. Each Party agrees not to use the Confidential Information for its own benefit or for the benefit of any other person other than the owner of the Confidential Information. Upon written request of the Party owning the Confidential Information, the other Party agrees to return all Confidential Information.

9.           (a) The INSTITUTE shall indemnify, defend and hold harmless TIS, TIC, TITC, and TERRA, and their respective parents, subsidiaries, successors-in-interest, directors, officers, employees and agents (collectively the “Indemnified Persons”), from and against any and all claims, demands, losses, damages, costs, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”), of whatever kind and nature, on account of any actual or alleged loss, injury or damage to any person, firm or corporation arising out of or relating to this Agreement or any of the License Agreements to which such Indemnified Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the INSTITUTE.

(b)   In the event there are Losses for which the INSTITUTE is required to indemnify Indemnified Persons pursuant to Section 9(a), the amount payable by the INSTITUTE in satisfaction of its indemnification obligations hereunder shall be limited to the amount or value of Terra Securities acquired by the INSTITUTE pursuant to this Agreement as described in this Section 9(b). In satisfaction of its indemnification obligations, the INSTITUTE shall forfeit to TERRA (i) such number of shares of Terra Stock that equals the Losses, with such shares valued at the fair market value at the time the Losses are determined, but in no event shall such value be deemed to be less than $0.05 per share, and (i) an equivalent number of Terra Warrants. Notwithstanding the foregoing, in lieu of forfeiture of any Terra Securities, the INSTITUTE, in its sole discretion, may elect to pay a cash amount equal to the fair market value of the Terra Stock that are subject to forfeiture. The Terra Securities will bear, in addition to customary restrictive legends, a legend that the Terra Securities are subject to forfeiture pursuant the terms of this Agreement.

10.      The INSTITUTE, and its officers, directors, owners, principals, shareholders, members, partners, assigns, parents, subsidiaries, successors-in-interest, agents, advisors and employees (collectively, the “Releasor”), for good and valuable consideration, receipt of which is hereby acknowledged, hereby remises, releases and forever discharges TIS, TERRA, and their officers, directors, shareholders, members, partners, assigns, parents, subsidiaries, related business entities, successors-in-interest, agents, advisors and employees (collectively, the “Released Parties”), of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Released Parties, the Releasor ever had, now has, or hereafter can, shall or may have, for, upon, or by reason of, or in any way arising out of, any cause, matter or thing whatsoever from the beginning of the world to the date hereof, and, in particular, without in any way limiting the generality of the foregoing, for or by reason of or in any way arising out of any and all claims and causes of action, whether based on any Liechtenstein, New York or other state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which any of, or all, the Releasor has, had or may have against the Released Parties, of any kind, nature or type whatsoever, up to the date of this Agreement, under the Technology License Agreement and/or the Services Agreement between the Parties, and/or under any prior license agreement and/or services agreement between the INSTITUTE and TIS’ related entity, TIC, and, including without limitation, any contract claims, tort claims, claims arising under Liechtenstein, New York or other foreign company or corporate law, fraud claims, including any claims of fraud in the inducement of, or otherwise in connection with or related to, the settlement and any other matters contemplated by this Agreement.

11.      This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the Parties. No Party shall have any right to obligate or bind the other Party in any manner whatsoever, and noting herein contained shall give, or is intended to give, any rights of any kind to any third persons.

12.      No Party may assign its rights, duties and obligations under this Agreement, without the prior written consent of the other parties, and further provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof. Notwithstanding the foregoing, TIS, TITC, and/or TERRA is permitted to assign its rights, duties and/or obligations under this Agreement to any of its affiliated entities. TIC is a third party beneficiary of any obligations owing or due to it pursuant to this Agreement.

13.      Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by certified mail, overnight courier, or facsimile (followed by prompt transmission of the original of such notice by any of the foregoing means), in each case proper postage or other charges pre-paid and addressed as set forth below:

If to TIS:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Insight Services, Inc.

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 917-591-5988

If to TERRA:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Energy & Resource Technologies, Inc.

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 917-591-5988

If to TITC:

Attn.: Alexandre Agaian, Director

TERRA INSIGHT TECHNOLOGIES CORPORATION

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 917-591-5988

With a copy (which shall not constitute notice) in each case to:

Dan Brecher, Esq.

Law Offices of Dan Brecher

99 Park Avenue, 16th Floor

New York, New York 10016

Fax: 212-808-4155

If to INSTITUTE:

THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH

c/o Ivan Raylyan

8-27 M. Ulyanovoi Street

Moscow, Russia

Fax: +7 095 9565261

Such notice shall be deemed given when actually received. Any party may change the address for notices by service of notice to the other as herein provided.

14.      The Parties are entitled to seek any and all legal remedies, including injunctive relief, if breach or circumvention of this Agreement, actual or threatened, occurs. Each of the Parties agrees that in the event of any breach by the other Party of any covenant, obligation or other provision contained in this Agreement, either Party shall be entitled (in addition to any other remedy that may be available to them), to the extent permitted by applicable law, to (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

15.      This Agreement, and the schedules, information, documents, instruments and other agreements among the parties delivered and/or deliverable pursuant hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

16.      The Parties may amend this Agreement only by a written agreement of the Parties that identifies itself as an amendment to this Agreement. It may not be changed except by agreement in writing signed by the Party against whom enforcement of any waiver, change, discharge, or modification is sought. The Parties may waive this Agreement or a provision hereof only by a writing executed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy, or in requiring the satisfaction of any condition, under this Agreement, and no act, omission or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose stated. A waiver of, or failure to exercise, any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

17.      This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns. If any provision of this Agreement is declared void, or otherwise unenforceable, that provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect. Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine. Notwithstanding anything to the contrary herein, the representations, warranties, acknowledgements and agreements of the Parties shall survive the expiration and/or termination of this Agreement. Each Party acknowledges that it has had the opportunity to consult with an attorney, and that it has received the advice of competent counsel in connection with this Agreement. Each party represents that, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement. This Agreement is the joint product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties, and shall not be construed for or against any Party hereto. This Agreement has been negotiated and drafted in the English language. The English language version shall be the sole official, controlling, and legally enforceable version of this Agreement, and, in the case that any translation is made, any discrepancies due to language interpretations or translations shall be superseded by the English language meanings.

18.      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. This Agreement, once executed by a Party, may be delivered to the other Party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the Party so delivering this Agreement.

19.      The laws of the State of New York, without giving effect to its conflicts of law principles, and without reference to the choice of law, conflicts of law, or principles of any other state, country or jurisdiction, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance, and enforcement. Each Party agrees waives application of any foreign law, rule, and/or regulation in connection with or relating to this Agreement. Any Party who wishes to bring against the other Party a civil action or proceeding arising out of or relating to either this Agreement or the relationship of the parties may bring such action or proceeding only in a state or federal court in the County of New York in the State of New York. Each Party consents to personal jurisdiction in such state or federal court, waives any right to dismiss or transfer such action or proceeding because of the inconvenience of the forum, and consents to the service of process in any such action or legal proceeding by means of certified mail, return receipt requested, or overnight mail or courier, in care of the address set forth herein or such other address as provided for in accordance with this Agreement. Nothing in this Section 18 shall prevent enforcement in another forum of any judgment obtained in a court identified in this Section 18. Each Party knowingly, voluntarily, and intentionally waives its right to a trial by jury in any litigation arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any litigation, whether sounding in contract, tort or otherwise.

[signature page follows]

AGREED TO AND ENTERED INTO BY AND BETWEEN THE PARTIES AS OF THE

EFFECTIVE DATE SET FORTH ABOVE.

TERRA INSIGHT SERVICES, INC. By: /s/ Dmitry Vilbaum Dmitry Vilbaum Chief Executive Officer	THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH By: /s/ Ivan Raylyan Ivan Raylyan Authorized Signatory

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC. By: /s/ Dmitry Vilbaum Dmitry Vilbaum Chief Executive Officer	TERRA INSIGHT TECHNOLOGIES CORPORATION By: /s/ Alexandre Agaian Alexandre Agaian Director

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